EXHIBIT 23.1

CONSENT

We hereby consent to the incorporation of our reserve reports by reference in this Annual Report on Form 10-K of Petrosearch Energy Corporation filed in March, 2009 which includes our name and information regarding our review of the reserve estimates of Petrosearch Energy Corporation as of December 31, 2008.

/s/ Ryder Scott Company, L.P.

Houston, TX
March 9, 2009